UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Full Circle Capital Corporation

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FULL CIRCLE CAPITAL CORPORATION

102 Greenwich Avenue, 2nd Floor

Greenwich, Connecticut 06830

November 11, 2014

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Full Circle Capital Corporation (the “Company”) to be held on January 16, 2015 at 11:00 a.m., Eastern Time, at the Company’s corporate headquarters located at 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830.

The notice of special meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting. At the meeting, you will be asked to approve a proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement.

It is important that your shares be represented at the special meeting. If you are unable to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided, vote your shares by telephone, or vote via the internet. Your vote is important.

Sincerely yours,

/s/ John E. Stuart
John E. Stuart
Co-Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on January 16, 2015.

Our proxy statement and annual report on Form 10-K for the year ended June 30, 2014 are available on the Internet at www.proxyvote.com

The following information applicable to the Special Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A description of the matter intended to be acted on and our recommendation regarding such matter;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

FULL CIRCLE CAPITAL CORPORATION

102 Greenwich Avenue, 2nd Floor

Greenwich, Connecticut 06830

(203) 900-2100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 16, 2015

To the Stockholders of Full Circle Capital Corporation:

A Special Meeting of Stockholders of Full Circle Capital Corporation (the “Company”) will be held at the Company’s corporate headquarters located at 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830 on January 16, 2015, at 11:00 a.m., Eastern Time, for the following purposes:

1. To approve a proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement; and

2. To transact such other business as may properly come before the meeting.

You have the right to receive notice of and to vote at the meeting if you were a stockholder of record at the close of business on October 27, 2014. Whether or not you expect to be present in person at the meeting, please sign the enclosed proxy and return it promptly in the self-addressed envelope provided or register your vote by telephone or through the internet. Instructions are shown on the proxy card. In the event there are not sufficient votes for a quorum or to approve the proposal at the time of the special meeting, the meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

/s/ Michael J. Sell

Michael J. Sell

Secretary

Greenwich, Connecticut

November 11, 2014

This is an important meeting. To ensure proper representation at the meeting, please complete, sign, date and return the proxy card in the enclosed, self-addressed envelope, vote your shares by telephone, or vote via the internet. Even if you vote your shares prior to the meeting, you still may attend the meeting and vote your shares in person.

FULL CIRCLE CAPITAL CORPORATION

102 Greenwich Avenue, 2nd Floor

Greenwich, Connecticut 06830

(203) 900-2100

PROXY STATEMENT

Special Meeting of Stockholders

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Full Circle Capital Corporation (the “Company,” “Full Circle,” “we,” “us” or “our”) for use at a Special Meeting of the Company’s Stockholders (the “Special Meeting”) to be held on January 16, 2015, at 11:00 a.m., Eastern Time, at the Company’s corporate headquarters located at 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830, and at any postponements or adjournments thereof. This Proxy Statement, the Notice of Meeting and the accompanying proxy card are first being sent to stockholders on or about November 11, 2014.

We encourage you to vote your shares, either by voting in person at the Special Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card, or otherwise provide voting instructions, either via the internet or by telephone, and the Company receives it in time for the Special Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the proposal listed in the accompanying Notice of Special Meeting of Stockholders .

If you are a “stockholder of record” (i.e., you hold shares directly in your name), you may revoke a proxy at any time before it is exercised by notifying the proxy tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), in writing, by submitting a properly executed, later-dated proxy, or by voting in person at the Special Meeting. Please send your notification to Full Circle Capital Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, and submit a properly executed, later-dated proxy or vote in person at the Special Meeting. Any stockholder of record attending the Special Meeting may vote in person whether or not he or she has previously voted his or her shares. If your shares are held for your account by a broker, bank or other institution or nominee (“Broker Shares”), you may vote such shares at the Special Meeting only if you obtain proper written authority from your institution or nominee and present it at the Special Meeting. All of our directors are encouraged to attend the Special Meeting.

Stockholders of record may also vote either via the internet or by telephone. Specific instructions to be followed by stockholders of record interested in voting via the internet or telephone are shown on the enclosed proxy card. The internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Purpose of Meeting

At the Special Meeting, you will be asked to vote on the following proposals:

1. To approve a proposal to authorize the Company, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement; and

2. To transact such other business as may properly come before the meeting.

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Voting Securities

You may vote your shares, in person or by proxy, at the Special Meeting only if you were a stockholder of record at the close of business on October 27, 2014 (the “Record Date”). On the Record Date, there were 11,949,034 shares of the Company’s common stock outstanding. Each share of common stock is entitled to one vote.

Quorum Required

A quorum must be present at the Special Meeting for any business to be conducted. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Abstentions will be treated as shares present for quorum purposes. Broker Shares for which the nominee has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on the proposal (which are considered “Broker Non-Votes” with respect to such proposal) will be treated as shares present for quorum purposes.

If a quorum is not present at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal, to permit the further solicitation of proxies.

Vote Required

Approval of a Proposal to Authorize the Company to Sell Shares of its Common Stock at a Price or Prices Below the Company’s then Current Net Asset Value Per Share in One or More Offerings, Subject to Certain Conditions as Set Forth in the Proxy Statement. The affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Special Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Special Meeting that are not held by affiliated persons of the Company is required to approve this proposal. For purposes of this proposal, the Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of such company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is the less. Abstentions will have the effect of a vote against this proposal.

This proposal is a non-routine matter. As a result, if you hold shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to this proposal. Thus, if you do not give your broker or nominee specific instructions on how to vote for you or do not vote for yourself in accordance with the voting instructions on the proxy card, by returning a proxy card or by other arrangement with your broker or nominee, your shares will be treated as not present at the Special Meeting. As a result, your shares will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Special Meeting and will have the same effect as a vote against this proposal if the Company does not obtain the approval of 67% or more of the voting securities present and instead seeks to obtain the affirmative vote of 50% of the outstanding voting securities of the Company.

Additional Solicitation.  If there are not enough votes to approve any proposals at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Also, a stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to any such adjournment if there are sufficient votes for approval thereof.

Information Regarding This Solicitation

The Company will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders, and proxy card. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the name of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors, officers or employees of the Company (without special compensation therefor). The Company also may retain Broadridge to assist in the solicitation of proxies for a fee of approximately $10,000, plus reimbursement of certain out of pocket expenses. Any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by written notice to the Company’s proxy tabulator from the person giving the proxy, by submitting a properly executed, later-dated proxy, or by voting in person at the Special Meeting.

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The principal business address of both our investment adviser, Full Circle Advisors, LLC (“Full Circle Advisors”), and our administrator, Full Circle Service Company, LLC (“Full Circle Service Company”), is 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, the beneficial ownership of each current director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of our common stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon Schedule 13G filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. Our address is 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially (1)	Percentage of Class (2)
Interested Directors
John E. Stuart (3)	52,496	*
Gregg J. Felton (4)	152,784	1.28%

Independent Directors
Mark C. Biderman	11,350	*
Edward H. Cohen	12,000	*
Terence B. Flynn(5)	5,500
Thomas A. Ortwein, Jr. (6)	197,525	1.65%

Executive Officers
Michael J. Sell (7)	300	*
William E. Vastardis (8)	–	–
Salvatore Faia	–	–

Executive officers and directors as a group	431,955	3.61%

*	Represents less than one percent.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Based on a total of 11,949,034 shares of the Company’s common stock issued and outstanding on the Record Date.

(3)	Includes 237 shares held by Full Circle Investments, LLC and 120 shares held by Full Circle Advisors, which may be deemed to be beneficially owned by Mr. Stuart by virtue of his ownership interests therein, as well as 1,000 shares held by immediate family members and 22,709 shares held by family trusts.

(4)	Mr. Felton was appointed as a director of the Company, and as Co-Chief Executive Officer and President, effective as of November 8, 2013. As of such date, Mr. Felton was the beneficial owner of the 120 shares of the Company held by Full Circle Advisors, by virtue of his position as a Managing Member thereof.

(5)	Mr. Flynn was appointed as a director of the Company effective as of July 25, 2014.

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(6)	Includes 197,525 shares held by Highbrace Partners, LP, which may be deemed to be beneficially owned by Mr. Ortwein by virtue of his position as the managing member of its general partner.
(7)	Mr. Sell was appointed as the Company’s Chief Financial Officer, Secretary & Treasurer, effective as of September 30, 2013.

(8)	Mr. Vastardis resigned as the Company’s Chief Financial Officer, Secretary & Treasurer, effective as of September 30, 2013.

Set forth below is the dollar range of equity securities beneficially owned by each of our directors as of the Record Date.

Name of Director	Dollar Range of Equity Securities Beneficially Owned (1)(2)
Interested Directors
John E. Stuart	Over $100,000
Gregg J. Felton (3)	Over $100,000

Independent Directors
Mark C. Biderman	$50,001-$100,000
Edward H. Cohen	$50,001-$100,000
Terence B. Flynn(4)	$10,001-$50,000
Thomas A. Ortwein, Jr.	Over $100,000

(1)	The dollar ranges are: None, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or Over $100,000.

(2)	The dollar range of equity securities beneficially owned in us is based on the closing price for our common stock of $6.04 on the Record Date on the NASDAQ Global Market. Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(3)	Mr. Felton was appointed as a director effective as of November 8, 2013. See footnote 4 to the above table.
(4)	Mr. Flynn was appointed as a director of the Company effective as of July 25, 2014. See footnote 5 to the above table.

Certain Relationships and Transactions

We have entered into the Investment Advisory Agreement with Full Circle Advisors. Mr. Stuart, our Co-Chief Executive Officer and Chairman, and Mr. Felton, our Co-Chief Executive Officer and President, are the Managing Members of, and have financial and controlling interests in, Full Circle Advisors.

Certain members of Full Circle Advisors’ investment committee presently manage Full Circle Funding, LP, a specialty lender serving lower middle-market companies. Although the existing investment funds managed by Full Circle Funding, LP, which currently consist of the Legacy Funds, are no longer making investments in new opportunities, any affiliated investment vehicle formed in the future and managed by our investment adviser or its affiliates may, notwithstanding different stated investment objectives, have overlapping investment objectives with our own and, accordingly, may invest in asset classes similar to those targeted by us. Full Circle Advisors and its affiliates may determine that an investment is appropriate for us and for one or more of those other funds. In such event, depending on the availability of such investment and other appropriate factors, Full Circle Advisors or its affiliates may determine that we should invest side-by-side with one or more other funds. Any such investments will be made only to the extent permitted by applicable law and interpretive positions of the SEC and its staff, and consistent with Full Circle Advisors’ allocation procedures.

We have entered into a license agreement with Full Circle Advisors, pursuant to which Full Circle Advisors has agreed to grant us a non-exclusive, royalty-free license to use the name “Full Circle.”

We have entered into the Administration Agreement with Full Circle Service Company. Pursuant to the terms of the Administration Agreement, Full Circle Service Company provides us with the office facilities and administrative services necessary to conduct our day-to-day operations. Mr. Stuart, our Co-Chief Executive Officer and Chairman, and Mr. Felton, our Co-Chief Executive Officer and President, are the Managing Members of, and have financial and controlling interests in, Full Circle Service Company. Our Chief Financial Officer, Michael J. Sell, is a Vice President of Full Circle Service Company.

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Our former Chief Financial Officer, William E. Vastardis, is the Chairman of Conifer Financial Services, LLC (“Conifer”), formerly known as Vastardis Fund Services, LLC. Full Circle Service Company has engaged Conifer to provide certain administrative services to us. In exchange for providing such services, Full Circle Service Company pays Conifer an asset-based fee with a $200,000 annual minimum. This asset-based fee varies depending upon our gross assets as follows:

Gross Assets	Fee
first $150 million of gross assets	20 basis points (0.20%)

next $150 million of gross assets	15 basis points (0.15%)

next $200 million of gross assets	10 basis points (0.10%)

in excess of $500 million of gross assets	5 basis points (0.05%)

Additionally, prior to September 30, 2013, we reimbursed Full Circle Service Company for the fees charged by Conifer, formerly known as Vastardis Fund Services, LLC for the service of Mr. Vastardis as our Chief Financial Officer, Treasurer and Secretary at an annual rate of up to $250,000. As of September 30, 2013, Michael J. Sell is our Chief Financial Officer, Treasurer and Secretary and Mr. Vastardis no longer receives fees for such services.

In the ordinary course of business, we may enter into transactions with portfolio companies that may be considered related party transactions. In order to ensure that we do not engage in any prohibited transactions with any persons affiliated with us, we have implemented certain policies and procedures whereby our executive officers screen each of our transactions for any possible affiliations between the proposed portfolio investment, us, companies controlled by us and our employees and directors. We will not enter into any agreements unless and until we are satisfied that doing so will not raise concerns under the 1940 Act or, if such concerns exist, we have taken appropriate actions to seek board review and approval or exemptive relief for such transaction. Our Board of Directors reviews these procedures on an annual basis.

We and our investment adviser have also adopted Codes of Ethics which apply to, among others, our senior officers, including our Co-Chief Executive Officers and Chief Financial Officer, as well as every officer, director and employee of us and our investment adviser. These Codes of Ethics require that all employees and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and the interests of Full Circle Capital. Pursuant to the Codes of Ethics, each employee and director must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to our Chief Compliance Officer. Our Audit Committee is charged with approving any waivers under the Codes of Ethics. As required by the NASDAQ Stock Market corporate governance listing standards, the Audit Committee of our Board of Directors is also required to review and approve any transactions with related parties (as such term is defined in Item 404 of Regulation S-K).

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers, and any persons holding more than 10% of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based solely on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during the year ended June 30, 2014.

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 PROPOSAL I: APPROVAL TO AUTHORIZE THE COMPANY, WITH APPROVAL

OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK AT A

PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE

PER SHARE IN ONE OR MORE OFFERINGS.

The Company is a closed-end investment company that has elected to be regulated as a BDC under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its common stock at a price below the then current net asset value per share of such stock (“NAV”), exclusive of sales compensation, unless its stockholders approve such a sale and the Company’s Board of Directors make certain determinations. Shares of the Company’s common stock have traded both above and below their NAV since they began trading on the NASDAQ Stock Market.

Pursuant to this provision, the Company is seeking the approval of its common stockholders so that it may, in one or more public or private offerings of its common stock, sell or otherwise issue shares of its common stock, not exceeding 25% of its then outstanding common stock immediately prior to each such offering, at a price below its then current NAV, subject to certain conditions discussed below. There are no limitations on the number of offerings at a price less than NAV per share, so long as such offerings are made in accordance with the conditions discussed below. The Company’s Board of Directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay dividends to stockholders could be adversely affected.

While the Company has no immediate plans to sell shares of its common stock below NAV, it is seeking stockholder approval now in order to maintain access to the markets if the Company determines it should sell shares of common stock below NAV. These sales typically must be undertaken quickly. The final terms of any such sale will be determined by the Board of Directors at the time of sale. Also, because the Company has no immediate plans to sell any shares of its common stock, it is impracticable to describe the transaction or transactions in which such shares of common stock would be sold. Instead, any transaction where the Company sells such shares of common stock, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the Board of Directors at the time of sale. There will be no limit on the percentage below net asset value per share at which shares may be sold by the Company under this proposal. If this proposal is approved, no further authorization from the stockholders will be solicited prior to any such sale in accordance with the terms of this proposal, irrespective of the amount of dilution in NAV or voting interests of the Company. If approved, the authorization would be effective for securities sold during a period beginning on the date of such stockholder approval and expiring on the earlier of the one year anniversary of the date of the Special Meeting or the date of the Company’s 2016 Annual Meeting of Stockholders, which is expected to be held in January 2016. Stockholders approved a similar proposal at our 2012 and 2013 Annual Meetings of Stockholders and at our 2014 Special Meeting of Stockholders. We have utilized such authorization two times. In November 2012, we received proceeds of $7.505 per share, after deducting underwriting discounts and commissions, while our most recently determined NAV at that time was $8.51. This represented a discount of $1.005, or 11.8%, to NAV and, after deducting estimated offering expenses, resulted in $0.20, or 2.35%, dilution to NAV per share. In January 2014, we received proceeds of $6.84 per share, after deducting underwriting discounts and commissions, while our most recently determined NAV at that time was $7.09. This represented a discount of $0.25, or 3.53%, to NAV and, after deducting estimated offering expenses, resulted in $0.05, or 0.71%, dilution to NAV per share. We believe the minor dilution experienced by our stockholders in these offerings was significantly outweighed by the benefits stockholders experienced from the deployment of funds raised in the offerings. In future offerings, the dilution may be substantially higher with no corresponding benefit to our stockholders.

Generally, common stock offerings by BDCs are priced based on the market price of the currently outstanding shares of common stock, less a small discount of approximately 5% (which may be higher or lower depending on market conditions). Accordingly, even when shares of the Company’s common stock trade at a market price below NAV, this proposal would permit the Company to offer and sell shares of its common stock in accordance with pricing standards that market conditions generally require, subject to the conditions described below in connection with any offering undertaken pursuant to this proposal. This Proxy Statement is not an offer to sell securities. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.

1940 Act Conditions for Sales Below NAV

The Company’s ability to issue shares of its common stock at a price below NAV is governed by the 1940 Act. If stockholders approve this proposal, the Company will only sell shares of its common stock at a price below NAV per share if the following conditions are met:

•	a majority of the Company’s directors who are not “interested persons” of the Company as defined in the 1940 Act, and who have no financial interest in the sale, shall have approved the sale and determined that it is in the best interests of the Company and its stockholders; and

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•	a majority of such directors, who are not interested persons of the Company, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount, which could be substantial.

Board Approval

On October 14, 2014, the Company’s Board of Directors, including a majority of the non-interested directors who have no financial interest in this proposal, approved this proposal as in the best interests of the Company and its stockholders and is recommending that the Company’s stockholders vote in favor of this proposal to offer and sell shares of the Company’s common stock at prices that may be less than NAV. In evaluating this proposal, the Company’s Board of Directors, including the non-interested directors, considered and evaluated factors including the following, as discussed more fully below:

•	possible long-term benefits to the Company’s stockholders; and

•	possible dilution to the Company’s NAV

Prior to approving this proposal, the Company’s Board of Directors considered and evaluated material that our management provided on the merits of our possibly raising additional capital and the merits of publicly offering shares of the Company’s common stock at a price below NAV. The Company’s Board of Directors considered the objectives of a possible offering, the mechanics of an offering, establishing size parameters for an offering, the possible effects of dilution, common stock trading volume, and other matters. The Board of Directors evaluated a full range of offering sizes. However, the Board of Directors has not yet drawn any definite conclusions regarding the size of a contemplated capital raise at this time. In determining whether or not to offer and sell common stock, including below NAV, the Board of Directors has a duty to act in the Company’s and its stockholders best interests and must comply with the other requirements of the 1940 Act.

Reasons to Offer Common Stock Below NAV

The Company’s Board of Directors believes that having the flexibility for the Company to sell its common stock below NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to continue to pay dividends to stockholders could be adversely affected. In reaching that conclusion, the Company’s Board of Directors considered the below possible benefits to its stockholders. There is no assurance that the benefits discussed below will be realized by our stockholders.

Current Market Conditions Have Created Attractive Opportunities

Current market dislocation has created, and the Company believes will continue to create for the foreseeable future, favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of common stock below NAV. Stockholder approval of this proposal, subject to the conditions detailed above, is expected to provide the Company with the flexibility to invest in such opportunities. The Company believes that current market conditions provide attractive opportunities to deploy capital.

Recent changes in market conditions also had beneficial effects for capital providers, including reduced competition, more favorable pricing of credit risk, more conservative capital structures, and more creditor-friendly contractual terms. Further, although valuations have partially recovered, additional opportunity remains in the secondary market. Accordingly, for firms that continue to have access to capital, the current environment should provide investment opportunities on more favorable terms than were available prior to the recession. The Company’s ability to take advantage of these opportunities will depend upon its continued access to capital.

Higher Market Capitalization and Liquidity May Make the Company’s Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of its common stock greater liquidity. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations on the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of its common stock.

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Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base.

Greater Investment Opportunities Due to Larger Capital Resources

The Company’s Board of Directors believes that additional capital raised through an offering of shares of its common stock may help it generate additional deal flow. Based on discussions with management, the Company’s Board of Directors believes that greater deal flow, which may be achieved with more capital, would enable the Company to be a more significant participant in the private debt and equity markets and to compete more effectively for attractive investment opportunities. Management has represented to the Company’s Board of Directors that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s common stock. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Status as a BDC and RIC and Maintaining a Favorable Debt-to-Equity Ratio

As a BDC and a RIC, for tax purposes, the Company is dependent on its ability to raise capital through the sale of common stock. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs, in order to borrow money or issue preferred stock, must maintain a debt to equity ratio of not more than 1:1, which requires the Company to finance its investments with at least as much common equity as debt and preferred stock in the aggregate. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company endeavors to maintain consistent access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

Exceeding the required 1:1 debt-to-equity ratio would have severe negative consequences for a BDC, including an inability to pay dividends, possible breaches of debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed the required 1:1 debt-to-equity ratio, the markets the Company operates in and the general economy remain volatile and uncertain. Even though the underlying performance of a particular portfolio company may not indicate impairment or an inability to repay indebtedness in full, the volatility in the debt capital markets may continue to impact the valuations of debt investments negatively and result in further unrealized write-downs of debt investments. Any such asset write- downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, will negatively impact its stockholders’ equity and the resulting debt-to-equity ratio. Issuing new equity will improve the Company’s debt-to-equity ratio. In addition to meeting legal requirements applicable to BDCs, having a more favorable debt-to-equity ratio will also generally strengthen the Company’s balance sheet and give it more flexibility in its operations.

Trading History

Shares of BDCs may trade at a market price that is less than the value of the net assets attributable to those shares. The possibility that the Company’s shares of common stock will trade at a discount from net asset value, or at premiums that are unsustainable over the long term, are separate and distinct from the risk that the Company’s net asset value will decrease. Since the Company’s initial public offering on August 31, 2010, its shares of common stock have traded at both a premium and a discount to the net assets attributable to those shares. As of October 27, 2014, the Company’s shares of common stock traded at a discount equal to approximately 5.3% of the net assets attributable to those shares based upon its net asset value as of June 30, 2014. It is not possible to predict whether the shares that may be offered pursuant to this approval will trade at, above, or below net asset value. The following table lists the NAV of our common stock, the high and low closing sales prices for our common stock, the premium (discount) of sales prices to NAV per share and quarterly distributions per share.

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		Price Range		Premium (Discount) of High Sales	Premium (Discount) of Low Sales	Cash Distributions
	NAV (1)	High	Low	Price to NAV (2)	Price to NAV (2)	Per Share (3)

Fiscal 2015
Second Quarter (Through October 27, 2014)	*	$6.58	$5.34	*	*	*

First Quarter	*	7.98	6.05	*	*	$0.201

Fiscal 2014
Fourth Quarter	$6.38	8.35	7.35	31%	15%	0.201

Third Quarter	7.20	9.59	6.67	33%	(7)%	0.201

Second Quarter	7.09	8.60	6.73	21%	(5)%	0.201

First Quarter	7.48	8.75	7.65	17%	2%	0.231

Fiscal 2013
Fourth Quarter	8.01	8.10	7.48	1%	(7)%	0.231

Third Quarter	8.00	8.04	7.30	1%	(9)%	0.231

Second Quarter	8.03	8.50	6.68	6%	(17)%	0.231

First Quarter	8.51	8.25	7.60	(3)%	(11)%	0.231

Fiscal 2012
Fourth Quarter	8.59	7.76	7.09	(10)%	(17)%	0.231

Third Quarter	8.94	8.15	6.99	(9)%	(22)%	0.231

Second Quarter	8.92	7.24	6.55	(19)%	(27)%	0.231

First Quarter	9.11	8.15	6.09	(11)%	(33)%	0.231

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price divided by NAV.

(3)	Represents the cash distribution declared in the specified quarter.

*	Not determinable at the time of filing.

Key Stockholder Considerations and Risk Factors

•  Stockholders May Incur Dilution if We Sell Shares of Our Common Stock at Prices Below the Then Current NAV per Share.

Before voting on this proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s common stock at a price that is less than the NAV per share and the expenses associated with such issuance on the NAV per outstanding share of the Company’s common stock. Any sale of common stock at a price below NAV would result in an immediate dilution to existing common stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a disproportionately greater decrease in a stockholder’s interest in the earnings and assets of

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the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. There will be no limit on the percentage below net asset value per share at which shares may be sold by the Company under this proposal. The Board of Directors of the Company has considered the potential dilutive effect of the issuance of shares at a price below the NAV per share and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of common stock below NAV.

In addition, stockholders should consider the risk that the approval of this proposal could cause the market price of the Company’s common stock to decline in anticipation of sales of its common stock below NAV, thus causing the Company’s shares to trade at a discount to NAV. The 1940 Act establishes a connection between common share sale price and NAV because, when stock is sold at a sale price below NAV per share, the resulting increase in the number of outstanding shares reduces net asset value per share. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock will dilute such stockholders’ holdings of common stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then-current NAV, their voting power will be diluted. In addition, the costs of any offering of shares of the Company’s common stock below the then-current NAV will be borne by all of the Company’s stockholders regardless of whether they purchase additional shares in such offering.

The precise extent of any such dilution cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The Board of Directors would expect that the net proceeds to us will be equal to the price that investors pay per share, typically 95% of the market price, before deducting expenses payable by the Company related to such offering, less the amount of any underwriting discounts and commissions.

  As discussed above, it should be noted that the maximum number of shares issuable below NAV in each offering that could result in such dilution is limited to 25% of the Company’s then outstanding common stock. As a result, the maximum amount of dilution of each offering to existing stockholders will be limited to no more than approximately 20% of the Company’s then current NAV, assuming the Company were to issue the maximum number of shares at no more than par value, or $0.01 per share. There are no limitations on the number of offerings at a price less than NAV per share, so long as such offerings are made in accordance with the conditions discussed in this proxy statement.

•  Examples of Dilutive Effect of the Issuance of Shares Below NAV

The following table illustrates the level of net asset value dilution that would be experienced by a nonparticipating stockholder in three different hypothetical offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the level of market price decline that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that we have 11,949,034 common shares outstanding, $172,677,762 in total assets and $95,991,586 in total liabilities. The current net asset value and net asset value per share are thus $76,686,176 and $6.42, respectively. The table illustrates the dilutive effect on nonparticipating Stockholder A of (1) an offering of 597,452 shares (5% of the outstanding shares) at $6.10 per share after offering expenses and commission (a 5% discount from net asset value); (2) an offering of 1,194,903 shares (10% of the outstanding shares) at $5.78 per share after offering expenses and commissions (a 10% discount from net asset value); (3) an offering of 2,389,807 shares (20% of the outstanding shares) at $5.13 per share after offering expenses and commissions (a 20% discount from net asset value); and (4) an offering of 2,987,259 shares (25% of the outstanding shares) at $0.01 per share after offering expenses and commissions (a 100% discount from net asset value).

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	Prior to Sale Below NAV	Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount		Example 4 25% Offering at 100% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to the Public	—	$6.42	—	$6.08	—	$5.40	—	$0.01	—
Net Proceeds per Share to Issuer	—	$6.10	—	$5.78	—	$5.13	—	$0.01	—
Decrease to NAV
Total Shares Outstanding	11,949,034	12,546,486	5.00%	13,143,937	10.00%	14,338,841	20.00%	14,936,293	25.00%
NAV per Share	$6.42	$6.39	(0.46)%	$6.31	(1.73)%	$6.03	(6.00)%	$5.13	(20.00)%
Dilution to Stockholder
Shares Held by Stockholder A	119,490	119,490	—	119,490	—	119,490	—	119,490	—
Percentage Held by Stockholder A	1.00%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%	0.80%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$766,851	$763,290	(0.46)%	$753,611	(1.73)%	$720,847	(6.00)%	$613,486	(20.00)%
Total Investment by Stockholder A (1)	$766,851	$766,851	—	$766,851	—	$766,851	—	$766,851	—
Total Dilution to Stockholder A (2)	—	$(3,561)	—	$(13,239)	—	$(46,004)	—	$(153,365)	—
Per Share Amounts
NAV per Share held by Stockholder A	—	$6.39	—	$6.31	—	$6.03	—	$5.13	—
Investment per Share held by Stockholder A (3)	$6.42	$6.42	—	$6.42	—	$6.42	—	$6.42	—
Dilution per Share held by Stockholder A (4)	—	$(0.03)	—	$(0.11)	—	$(0.39)	—	$(1.28)	—
Percentage Dilution to Stockholder A (5)	—	—	(0.47)%	—	(1.71)%	—	(6.08)%	—	(19.94)%

(1)	Assumed to be $6.42 per Share.

(2)	Represents total NAV less total investment.

(3)	Assumed to be $6.42 per Share on Shares held prior to sale.

(4)	Represents NAV per Share less Investment per Share.

(5)	Represents Dilution per Share divided by Investment per Share.

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•  Other Considerations of the Board of Directors

In reaching its recommendation to the Stockholders to approve this proposal, the Board of Directors considered a possible source of conflict of interest due to the fact that the proceeds from the issuance of additional shares of our common stock will increase the management fees that we pay to Full Circle Advisors as such fees are partially based on the amount of our gross assets. The Board of Directors, including a majority of the non-interested directors who have no financial interest in this proposal, concluded that the benefits to the stockholders from increasing our capital base outweighed any detriment from increased management fees. The Board also considered the effect of the following factors:

•	the costs and benefits of a common stock offering below NAV compared to other possible means for raising capital or concluding not to raise capital;

•	the size of a common stock offering in relation to the number of shares outstanding;

•	the general condition of the securities markets; and

•	any impact on operating expenses associated with an increase in capital.

•  Potential Investors May Not Be Able to Purchase Shares in Future Common Stock Offerings.

The Company has not yet solicited any potential buyers of the shares that it may elect to issue in any future offering in order to comply with the federal securities laws. The Company may sell shares below NAV in public offerings or private placement transactions. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance. Stockholders should also consider that they may not be able to participate in a private offering due to regulatory constraints on the type of investors that may participate in such offerings. The Company may make a private offering of its common stock because a private offering can typically be completed without the time constraints and added expense of filing a registration statement with the SEC. Thus, any future issuance of common stock at a price below NAV will dilute a stockholder's holdings of common stock as a percentage of shares outstanding to the extent the stockholder does not purchase sufficient shares in the offering or otherwise to maintain the stockholder's percentage interest. Further, if the stockholder does not purchase any shares to maintain the stockholder's percentage interest, regardless of whether such offering is at a price above or below the then current NAV, the stockholder's voting power will be diluted. No shares are earmarked for management or other affiliated persons of the Company. However, members of management and other affiliated persons may participate in a common stock offering to the public on the same terms as other purchasers in the public offering.

Required Vote.

Approval of this proposal requires the affirmative vote of (1) a majority of the outstanding voting securities as of the Record Date; and (2) a majority of the outstanding voting securities as of the Record Date that are not held by affiliated persons of the Company, which includes directors, officers, employees, and 5% stockholders. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding voting securities” as: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (2) 50% of the outstanding voting securities of the Company, whichever is less. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Special Meeting and would have the same effect as a vote against this proposal if the Company did not obtain the approval of 67% or more of the voting securities present and instead was seeking to obtain the affirmative vote of 50% of the outstanding voting securities of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE COMPANY, WITH THE APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK AT A PRICE OR PRICES BELOW THE COMPANY’S THEN CURRENT NET ASSET VALUE PER SHARE IN ONE OR MORE OFFERINGS.

OTHER BUSINESS

The Board of Directors knows of no other business to be presented for action at the Special Meeting. If any matters do come before the Special Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Special Meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the Special Meeting unless certain securities law requirements are met.

FINANCIAL STATEMENTS AND OTHER INFORMATION

We will furnish, without charge, a copy of our most recent annual report and the most recent quarterly report succeeding the annual report, if any, to any stockholder upon request. Requests should be directed to Michael J. Sell, Corporate Secretary, Full Circle Capital

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Corporation, 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830. These reports are also available at no cost through the SEC’s EDGAR database available at www.sec.gov. We incorporate by reference herein the audited consolidated financial statements and notes thereto included in our annual report for the year ended June 30, 2014.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2016 Annual Meeting of Stockholders will be held in January 2016, but the exact date, time, and location of such meeting have yet to be determined. A stockholder who intends to present a proposal at that annual meeting must submit the proposal in writing to the Company at its address in Greenwich, and the Company must receive the proposal no later than July 14, 2015, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on September 27, 2015 and advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on September 27, 2015.

Notices of intention to present proposals at the 2016 Annual Meeting of Stockholders should be addressed to Michael J. Sell, Corporate Secretary, Full Circle Capital Corporation, 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

You are cordially invited to attend the Special Meeting of stockholders in person. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope, or to vote by telephone or through the internet.

By Order of the Board of Directors

/s/ Michael J. Sell
Michael J. Sell
Corporate Secretary

Greenwich, Connecticut

November 11, 2014

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FULL CIRCLE CAPITAL CORPORATION

FOR THE SPECIAL MEETING OF STOCKHOLDERS

JANUARY 16, 2015

The undersigned stockholder of Full Circle Capital Corporation (the “Company”) acknowledges receipt of the Notice of Special Meeting of Stockholders of the Company and hereby appoints John E. Stuart and Michael J. Sell, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 102 Greenwich Avenue, 2nd Floor, Greenwich, Connecticut 06830 on January 16, 2015, at 11:00 a.m., Eastern Time, and at all postponements or adjournments thereof, as indicated on this proxy.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; where no choice is specified, it will be voted FOR Proposal 1 and in the discretion of the proxies with respect to matters described in Proposal 2.

Please vote, sign and date this proxy on the reverse side and return it promptly in the enclosed envelope.

(CONTINUED ON REVERSE SIDE)

SPECIAL MEETING OF STOCKHOLDERS

FULL CIRCLE CAPITAL CORPORATION

JANUARY 16, 2015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Full Circle Capital Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Full Circle Capital Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD

IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

Please Detach and Mail in the Envelope Provided

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL1.

1. To approve a proposal to authorize Full Circle Capital Corporation, with the approval of its Board of Directors, to sell shares of its common stock at a price or prices below Full Circle Capital Corporation’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To vote upon such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

IMPORTANT: Please sign your names exactly as shown hereon and date your proxy in the blank provided. For joint accounts, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer or partner.

SIGNATURE	DATE	SIGNATURE (IF HELD JOINTLY)	DATE

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